UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2011

Metalline Mining Company
(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6400 South Fiddlers Green Circle, Suite 950
Greenwood Village, CO 80111

303-796-3020
Telephone number, including
Area code

____________________
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On February 14, 2011 Nicole Adshead-Bell was appointed to the Board of Directors of Metalline Mining Company (the “Company”).  At this time Dr. Adshead-Bell has not been appointed to serve on any committees of the Board of Directors. Dr. Adshead-Bell’s compensation for her services as a director will be consistent with that of the Company’s other non-employee directors.  At the time of her appointment Dr. Adshead-Bell was granted a stock option to purchase 200,000 shares of Company common stock exercisable at $1.09. Other than these standard compensation arrangements, there is no arrangement or understanding pursuant to which Dr. Adshead-Bell was appointed to the Company’s Board of Directors.    Dr. Adshead-Bell is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

    Dr. Adshead-Bell has a significant amount of experience in the investment banking and financial analysis industries where her primary emphasis has been on mid sized and junior level natural resources companies.  She currently serves as the President of Cupel Advisory Corp. a company founded in 2011 that focuses on advisory and research services for exploration and mining companies and natural resource funds.  From February 2007 through July 2010 Dr. Adshead-Bell was a managing director and vice president at Haywood Securities, Inc. where she focused on advising clients and structuring both strategic transactions and capital raising transactions for companies in the mining and natural resources industries.  Prior to working at Haywood Dr. Adshead-Bell worked as an analyst in the securities industry where she focused on companies in the mining and natural resources industries (serving as a sell side analyst at Dundee Securities Corp from April 2005 through February 2007 and serving as a buy side analyst at Sun Valley Gold LLC from May 2003 through April 2005).  Dr. Adshead-Bell holds a Ph.D in Geology from James Cook University in Queensland, Australia.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalline Mining Company
(Registrant)

Date: February 17 , 2011	/s/ Robert Devers
Name: Robert Devers
Title: Chief Financial Officer